                                                                      EXHIBIT 12

           BURLINGTON NORTHERN SANTA FE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)
                                  (UNAUDITED)

                                                                             Three Months Ended
                                                                                  March 31,
                                                                       --------------------------------
                                                                           1999               1998
                                                                       -------------      -------------
Earnings:

  Pre-tax income                                                             $ 377              $ 436

  Add:
    Interest and fixed charges,
      excluding capitalized interest                                            94                 88

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                                     49                 45

    Amortization of capitalized interest                                         1                  1

  Less:  Undistributed equity in earnings
           of investments accounted for
           under the equity method                                               3                  3
                                                                       -------------      -------------

  Total earnings available for fixed charges                                   518                567
                                                                       =============      =============

Fixed charges:

  Interest and fixed charges                                                  $ 97               $ 91

  Portion of rent under long-term operating
    leases representative of an interest factor                                 49                 45
                                                                       -------------      -------------

  Total fixed charges                                                        $ 146              $ 136
                                                                       =============      =============

Ratio of earnings to fixed charges                                           3.55x              4.17x

(1) Earnings for the three months ended March 31, 1998 include a pre-tax gain on the pipeline partnerships sale of $67 million. Excluding this gain, the ratio for the three months ended March 31, 1998 would have been 3.68x.